Exhibit 99.1

Velo3D Announces $30 Million Private Placement of Common Stock

The offering is led by a $20 million investment from a new fundamental institutional investor with additional participation from a large existing institutional shareholder

FREMONT, Calif. – December 22, 2025 – Velo3D, Inc. (NASDAQ: VELO), a leading additive manufacturing technology company for mission-critical metal parts (the “Company”), today announced that it has entered into a securities purchase agreement with two fundamental institutional investors to raise $30 million of gross proceeds via a private investment in public equity (“PIPE”) transaction. The Company intends to use the net proceeds from the offering for general corporate purposes and capital expenditures to meet growing demand for its offerings, including Rapid Production Services (RPS) serving the space and defense sectors.

Under the terms of the securities purchase agreement, the Company will issue, for an aggregate purchase price of $30 million, a total of approximately 3.6 million shares of common stock, par value $0.00001 of the Company, at a price of $8.25 per share. The closing of the PIPE is subject to customary closing conditions for a financing of this nature and is expected to close on or about December 23, 2025.

“We believe securing this capital from a new fundamental institutional investor and a large existing institutional shareholder is a powerful endorsement of Velo’s trajectory and the critical role we play in the modern space and defense landscape,” said Arun Jeldi, CEO of Velo. “As the defense and space sectors demand faster, more resilient supply chains, this investment empowers us to execute our strategic vision. We are eager to collaborate with our new partners as we scale our capabilities and deliver on the promise of next-generation manufacturing for our nation’s most vital industries.”

Lake Street Capital Markets and Lucid Capital Markets are acting as Placement Agents for the PIPE.

The shares of common stock being sold have not been registered under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act), and may not be offered or sold in the United States absent registration under the U.S. Securities Act and all applicable U.S. state securities laws or in compliance with applicable exemptions therefrom. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Velo3D:

Velo3D is a metal 3D printing technology company. 3D printing—also known as additive manufacturing (AM)—has a unique ability to improve the way high-value metal parts are built. However, legacy metal AM has been greatly limited in its capabilities since its invention almost 30 years ago. This has prevented the technology from being used to create the most valuable and impactful parts, restricting its use to specific niches where the limitations were acceptable.

Velo3D has overcome these limitations so engineers can design and print the parts they want. The Company’s solution unlocks a wide breadth of design freedom and enables customers in space exploration, aviation, power generation, energy, and semiconductor to innovate the future in their respective industries. Using Velo3D, these customers can now build mission-critical metal parts that were previously impossible to manufacture. The fully integrated solution includes the Flow print preparation software, the Sapphire® family of printers, and the Assure quality control system—all of which are powered by Velo3D’s Intelligent Fusion® manufacturing process. The Company delivered its first Sapphire system in 2018 and has been a strategic partner to innovators such as SpaceX, Honeywell, Honda, Chromalloy, and Lam Research. Velo3D has been named as one of Fast Company’s Most Innovative Companies for 2024. For more information, please visit Velo3D.com, or follow the company on LinkedIn or X.

Forward-Looking Statements:

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1996. The Company’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect”, “estimate”, “project”, “budget”, “forecast”, “anticipate”, “intend”, “plan”, “may”, “will”, “could”, “should”, “believes”, “predicts”, “potential”, “continue”, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, statements regarding the timing, size and expected gross proceeds of the PIPE, the satisfaction of customary closing conditions related to the PIPE and sale of securities, the Company’s ability to complete the PIPE, and the Company’s other expectations, hopes, beliefs, intentions, or strategies for the future. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. You should carefully consider the risks and uncertainties described in the documents filed by the Company from time to time with the United States Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Most of these factors are outside the Company’s control and are difficult to predict. The Company cautions not to place undue reliance upon any forward-looking statements, including projections, which speak only as of the date made. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

VELO, VELO3D, SAPPHIRE and INTELLIGENT FUSION, are registered trademarks of Velo3D, Inc.; and WITHOUT COMPROMISE, FLOW and ASSURE are trademarks of Velo3D, Inc. All Rights Reserved © Velo3D, Inc.

All Rights Reserved © Velo3D, Inc.

Velo3D Contact:

Investor Relations:

Velo3D

investors@velo3d.com

Hayden IR

James Carbonara

james@HaydenIR.com

Media Contact:

Velo3D

press@velo3d.com